Exhibit 99.9

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

GLOBAL CORPORATE &

INVESTMENT BANKING

December 23, 2014

The Board of Directors

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 16, 2014, to the Board of Directors of Allergan, Inc. (“Allergan”) as Annex C to, and to the reference thereto under the headings “Summary — Opinions of Allergan’s Financial Advisors” and “The Merger — Opinions of Allergan’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving Allergan and Actavis plc (“Actavis”), which joint proxy statement/prospectus forms a part of Actavis’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED